NeuroPace Reports Third Quarter 2021 Financial Results

Mountain View, Calif. –November 10, 2021 – NeuroPace, Inc. (Nasdaq: NPCE), a commercial-stage medical device company focused on transforming the lives of people suffering from epilepsy, today reported financial results for the quarter ended September 30, 2021.

Recent Highlights
•Total revenue of $10.3 million for the third quarter of 2021, representing a 19% decrease over the prior year period in 2020
•Initial implant revenue of $7.8 million for the third quarter of 2021, representing a 15% decrease over the prior year period
•Received IDE approval for drug resistant primary generalized epilepsy clinical study
•Submitted a premarket approval application supplement seeking to update product labeling for the Model 320 RNS neurostimulator to claim an average battery life of nearly eleven years, an increase of more than two years from the previous label claim
•Added Lisa Andrade to the Board of Directors replacing Evan Norton

“While lingering COVID headwinds negatively impacted third quarter results, I am extremely proud of the NeuroPace team’s resiliency during this challenging and dynamic period,” said Mike Favet, Chief Executive Officer of NeuroPace. “Despite these macro headwinds, the fundamentals of our business remain strong and we will continue to execute our commercial strategy to bring the benefits of RNS Therapy to more patients. We continue to demonstrate improving product performance such as with increased expectations for device longevity. We also continue to make progress toward increasing the market opportunity as exemplified by the announcement that we received IDE approval from the FDA for a pivotal study to expand our indication to include patients with primary generalized epilepsy.”

Third Quarter 2021 Financial Results

Total revenue was $10.3 million in the third quarter of 2021, a 19% decrease from $12.8 million in the prior year period. Initial implant revenue was $7.8 million, a 15% decrease from $9.2 million in the prior year period. Third quarter initial implant revenue was significantly impacted by a combination of COVID-19 related headwinds, including patient and provider vacations early in the quarter and delayed implant procedures due to the Delta variant and hospital staffing limitations. Replacement implant revenue was $2.5 million, a 31% decrease compared to the prior year period. This reduction in replacement implant revenue was expected. Replacement implant revenue will continue to generally decrease until a significant number of devices with the longer lasting battery reach end of service. More than 90% of patients have had their NeuroPace device replaced when the battery reaches end of service, so replacement implant revenue is primarily a function of when the batteries in the previously implanted devices reach end of service.

Following an internal analysis of real-world data, the Company believes that the Model 320 RNS neurostimulator, which has been marketed starting in 2018, has an estimated average battery life of nearly eleven years at typical use conditions, an increase of more than two years from the previous longevity estimate. NeuroPace submitted a premarket approval application supplement to the FDA that if approved will allow the Company to make marketing claims about the increased longevity. The Company believes that a longer lasting battery will help increase patient adoption of RNS Therapy, especially as the Company conducts the pivotal clinical study to expand its indications to include younger patients.

Gross margin for the third quarter of 2021 was 72.6% compared to 75.0% in the third quarter of 2020. The decrease in gross margin was primarily due to certain cost increases as manufacturing operations returned to pre-COVID levels following COVID-19 related disruptions in 2020.

Total operating expenses in the third quarter of 2021 were $13.8 million, compared with $10.7 million in the prior year period. R&D expense in the third quarter was $4.3 million compared with $3.7 million in the prior year period. The increase in R&D expense was primarily driven by an increase in product development and clinical study expenses. SG&A expense in the third quarter of 2021 was $9.4 million compared with $7.1 million in the prior year period. The increase in SG&A expense was primarily driven by increased costs associated with operating as a public company and increased sales and marketing expenses.

Net loss was $8.1 million for the third quarter of 2021, compared to a net loss of $4.1 million in the prior year period. Interest expense in the third quarter of 2021 was $1.8 million, compared to $2.8 million in the prior year period.

Cash, cash equivalents and marketable securities were $123.3 million and long-term borrowings were $49.6 million as of September 30, 2021.

2021 Financial Guidance

Management continues to take a measured approach given the uncertainty surrounding COVID-19, including the risk posed by new variants and the potential impact on hospital, physician and patient behavior:

Updated Full Year 2021 Guidance
•Total revenue of $44 to $44.5 million, representing growth of 7% to 8% compared to prior year.
•Initial implant revenue of $33 to $33.5 million, representing growth of 18% to 20% compared to prior year.
•Replacement implant revenue of approximately $11 million, representing a decline of 16% compared to prior year.

Webcast and Conference Call Information

NeuroPace will host a conference call to discuss the third quarter 2021 financial results after market close on Wednesday, November 10, 2021, at 4:30 P.M. Eastern Time. Investors interested in listening to the conference call may do so by dialing (844) 955-2173 for domestic callers or (914) 987-7949 for international callers, using conference ID: 6369828. Live audio of the webcast will be available on the “Investors” section of the company’s website at: https://investors.neuropace.com/. The webcast will be archived and available for replay for at least 90 days after the event.

About NeuroPace, Inc.

Based in Mountain View, Calif., NeuroPace is a commercial-stage medical device company focused on transforming the lives of people suffering from epilepsy by reducing or eliminating the occurrence of debilitating seizures. Its novel and differentiated RNS System is the first and only commercially available, brain-responsive platform that delivers personalized, real-time treatment at the seizure source. This platform can drive a better standard of care for patients suffering from drug-resistant epilepsy and has the potential to offer a more personalized solution and improved outcomes to the large population of patients suffering from other brain disorders.

Forward Looking Statements

In addition to background and historical information, this press release contains “forward-looking statements” based on NeuroPace’s current expectations, forecasts and beliefs, including the estimated average battery life of

11 years for the Model 320 RNS neurostimulator and any related amendments to the RNS System label, as well as the statements under the caption “2021 Financial Guidance” above. These forward-looking statements are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Actual outcomes and results could differ materially due to a number of factors, including the ongoing uncertainty of the impact of the COVID-19 pandemic, as well as COVID recovery impact, on its business. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its public filings with the U.S. Securities and Exchange Commission (SEC), including its quarterly report on Form 10-Q filed on August 12, 2021, the Quarterly Report on Form 10-Q for the period ended September 30, 2021 to be filed with the SEC, as well as any reports that it may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to NeuroPace as of the date hereof. NeuroPace undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing NeuroPace’s views as of any date subsequent to the date of this press release and should not be relied upon as prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of NeuroPace.

Investor Contact:
Gilmartin Group
Matt Bacso, CFA
investors@neuropace.com

NeuroPace, Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share amounts)	2021	2020	2021	2020
Revenue	$10,339	$12,771	$34,186	$30,386
Cost of goods sold	2,832	3,196	8,827	8,333
Gross profit	7,507	9,575	25,359	22,053
Operating expenses
Research and development	4,329	3,691	12,866	11,776
Selling, general and administrative	9,421	7,050	27,215	20,347
Total operating expenses	13,750	10,741	40,081	32,123
Loss from operations	(6,243)	(1,166)	(14,722)	(10,070)
Interest expense	(1,826)	(2,792)	(5,548)	(9,603)
Other income (expense), net	(14)	(168)	(5,117)	13
Net loss	$(8,083)	$(4,126)	$(25,387)	$(19,660)
Net loss per share attributable to common stockholders, basic and diluted	$(0.34)	$(19.26)	$(1.81)	$(96.02)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	24,101,399	202,408	14,061,958	202,382

NeuroPace, Inc.
Condensed Balance Sheets
(unaudited)

	September 30,	December 31,
(in thousands, except share and per share amounts)	2021	2020
Assets
Current assets
Cash and cash equivalents	$26,633	$26,390
Short-term investments	96,701	11,689
Accounts receivable	6,611	8,395
Inventory	7,162	6,909
Prepaid expenses and other current assets	3,383	1,179
Total current assets	140,490	54,562
Property and equipment, net	624	515
Restricted cash	122	366
Deferred offering costs	—	484
Other assets	21	23
Total assets	$141,257	$55,950
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$1,254	$949
Accrued liabilities	7,420	6,603
Short-term debt	—	2,043
Total current liabilities	8,674	9,595
Deferred rent, noncurrent	1,041	1,301
Long-term debt	49,582	50,821
Redeemable convertible preferred stock warrant liability	—	369
Other liabilities	248	274
Total liabilities	59,545	62,360
Redeemable convertible preferred stock, $0.001 par value	—	141,422
Stockholders’ equity (deficit)
Common stock, $0.001 par value	24	—
Additional paid-in capital	494,733	239,826
Accumulated other comprehensive income	33	33
Accumulated deficit	(413,078)	(387,691)
Total stockholders’ equity (deficit)	81,712	(147,832)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$141,257	$55,950